Exhibit 99.1

SS Innovations Engages BDO as its new Auditor

SS Innovations believes that the selection of BDO will facilitate uplisting of its common stock to a National Securities Exchange and reflects the Company’s commitment to transparent financial and accounting practices and regulatory compliance

FORT LAUDERDALE, Fla., May 31, 2024 (GLOBE NEWSWIRE) – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making world class robotic surgery affordable and accessible to a global population, today announced that it has engaged BDO India LLP (“BDO”) as its independent registered public accounting firm. The Company believes that the selection of BDO will facilitate SS Innovations’ strategy to uplist its common stock to a National Securities Exchange In addition, the engagement of BDO reflects the Company’s commitment to transparent financial and accounting practices and regulatory compliance.

SS Innovations has demonstrated significant operational success, reporting 32 successful installations of its flagship SSi Mantra Surgical Robotic System in medical facilities across India. This innovative robotic surgical system has been integral to the launch of four cardiac surgery programs, broadening the spectrum of robotic cardiac surgeries available in India. For the quarter ended March 31, 2024, SS Innovations sold 8 SSi Mantra Surgical Robotic Systems and reported revenues of approximately US $7 million, which exceeds revenues reported for the entire year ended December 31, 2023.

“SS Innovations is committed to democratizing access to quality healthcare while ensuring transparency for our shareholders,” stated SS Innovations’ Founder, Chairman and Chief Executive Officer, Dr. Sudhir Srivastava. “The engagement of an audit firm of the caliber and reputation of BDO is a crucial component of this commitment, serving as a bridge to our uplisting strategy and reflecting our dedication to open and transparent financial and accounting practices. This initiative is part of our broader mission to bring advanced, precise surgical solutions to every corner of the globe and to make top-tier medical care accessible to all.”

Barry Cohen, COO of the Americas for SS Innovations, added, “Engaging BDO as our auditor is a strategic move which we believe will facilitate our journey to uplist our common stock to a National Securities Exchange. Our operational achievements, demonstrated by over 1,200 operations performed using the SSi Mantra, showcase our readiness for sustained, long-term growth. This is not just a procedural step but an instrumental one, which will help prepare us for the next phase of expansion, and help solidify our market position.”

Mr. Cohen further noted, “The SSi Mantra has been clinically validated in 70 types of surgical procedures, demonstrating mitigation of R&D risk. We are targeting a global market, beginning with India, which alone has a population of 1.4 billion people and about 70,000 hospitals. We have begun to capture market share in India with our 32 SSi Mantra installations. We look forward to continuing to showcase SSi Mantra’s affordability, reliability and unique capabilities in a diverse and demanding healthcare environment.”

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 60 different types of surgical procedures. The Company has initiated the regulatory approval process in the United States and the EU, with approvals anticipated in 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory
Jeff Ramson
jramson@pcgadvisory.com